EXHIBIT 10.12b

AMENDMENT TO SEVERANCE AGREEMENT

This AMENDMENT TO SEVERANCE AGREEMENT (this “Amendment”), is made and entered into effective as of December 31, 2008 (the “Effective Date”), by and between Complete Genomics, Inc., a Delaware corporation (the “Company”), and Robert John Curson (the “Employee”).

WHEREAS, the Company and the Employee desire to amend that certain severance agreement between the Company and Employee dated as of December 31, 2008 (the “Agreement”), in order to ensure that the benefits to be provided by the Agreement comply with, or are exempt from, the provisions of Section 409A (“Section 409A”) of the United States Internal Revenue Code (the “Code”).

NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions herein, the Company and the Employee hereby agree as follows, effective as of the Effective Date.

1.      Amendment.  The Agreement is hereby amended to the extent necessary to provide the following:

1.1        Release; Payments upon Termination of Employment.  To the extent the Agreement requires that a release of claims be provided to the Company following a termination of employment in order to receive a benefit under the Agreement, such release shall be delivered to the Company, and shall become non-revocable, no later than the sixtieth (60th) day following such termination of employment. Except as otherwise provided in this Amendment, any compensation provided under the Agreement that is payable upon a termination of Employee’s employment, shall be paid, or, in the case of installments, shall commence payment, within sixty (60) days of such termination of employment.

1.2        Separation from Service.  Notwithstanding anything in the Agreement or this Amendment to the contrary, no compensation or benefits payable under the Agreement that constitute “nonqualified deferred compensation” within the meaning of Section 409A (“Deferred Compensation”) shall be payable upon the Employee’s termination of employment unless the Employee’s termination of employment constitutes a “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”).

1.3        Specified Employee.  If the Company determines that the Employee is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code at the time of the Employee’s Separation from Service, any Deferred Compensation to which the Employee is entitled under the Agreement in connection with such Separation from Service shall be delayed to the extent required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. To the extent that the payment of any compensation is delayed in accordance with this Section 1.3, such compensation shall be paid to the Employee in a lump sum on the first business day following the earlier to occur of (i) the expiration of the six-month period measured from the date of the Employee’s Separation from Service, or (ii) the date of the Employee’s death, and any compensation or benefits that are payable under the Agreement following such delay shall be paid as otherwise provided in the Agreement.

1.4        Healthcare Continuation.  To the extent that the Agreement requires the Company to partially or wholly subsidize any continuation healthcare coverage under a “group health plan” of the Company for the benefit of the Employee and/or the Employee’s dependents following Employee’s termination of employment, in no event shall such Company obligation extend beyond the expiration of the period of time during which the Employee and/or the Employee’s dependents, as applicable, are entitled to continuation coverage under the Company’s group health plan under COBRA. To the extent that any reimbursements provided to the Employee are deemed to constitute Deferred

Compensation, such amounts shall be paid or reimbursed to the Employee promptly, but in no event later than December 31 of the year following the year in which the expense is incurred, the amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and the Employee’s right to such payments or reimbursement shall not be subject to liquidation or exchange for any other benefit.

1.5        Installments.  The Employee’s right to receive any installment payments under the Agreement, including without limitation any continuation salary payments that are payable on Company payroll dates, shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Treasury Regulation Section 1.409A-2(b)(2)(iii).

2.      Counterparts.  This Amendment may be executed in one or more facsimile, electronic or original counterparts, each of which shall be deemed an original and both of which together shall constitute one and the same instrument.

3.      Ratification.  All terms and provisions of the Agreement not amended hereby, either expressly or by necessary implication, shall remain in full force and effect. From and after the date of this Amendment, all references to the term “Agreement” in this Amendment or the original Agreement shall include the terms contained in this Amendment.

IN WITNESS WHEREOF, this Amendment has been duly executed by or on behalf of the parties hereto effective as of the date first above written.

EMPLOYEE	COMPLETE GENOMICS, INC.

/s/ Robert John Curson	By:	/s/ Clifford A. Reid

	Its:	CEO

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